                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT
                              --------------------

     EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 3, 1994, by and between Advanced Communication Technologies, Inc., a Delaware corporation (the "Company"), and Michael Goldstein ("Executive").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the Company wishes to employ Executive in an executive capacity and Executive is desirous of being so employed;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1.  Employment, Duties and Acceptance.
         ---------------------------------

         (a) The Company hereby employs Executive for the Term (as hereinafter defined) to render services to the Company as President and Chief Executive Officer ("CEO"), and to perform such duties commensurate with such office as he shall reasonably be directed by the Board of Directors (the "Board") of the Company to perform, which duties shall be consistent with the provisions of the By-laws in effect on the date hereof that relate to the duties of the CEO and President. Without limiting the foregoing, the President and CEO shall be responsible for the management of all activities of the Company, including implementation of the Company's business plan, dated January 1994 (the "Business Plan"), as amended from time to time by the Board of the Company (whether or not such amendments are written). Unless otherwise determined by the Board or as required by the By-laws of the Company, all employees and executives of the Company will report directly or indirectly to the President and CEO.

         (b) Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company and its Affiliates; and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which materially interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical, or contrary, to the best interests of the Company and its Affiliates, except those duties or pursuits specifically authorized by the Board.

         (c) Executive further agrees to accept election and to serve during all or any part of the Term as a director of the Company without any compensation therefor other than that specified in this Agreement, if elected to such position by the shareholders of the Company. The Company shall use its best efforts to cause

Executive to be elected as a director during the Term and shall include him in the management slate for election as a director at every shareholders meeting during the Term at which his term as a director would otherwise expire.

         (d) The principal place of employment of Executive hereunder shall at all times during the Term be in the greater New York, New York area, Princeton, New Jersey or other locations mutually acceptable to Executive and the Company.

         (e) Executive hereby accepts such employment and agrees to render the services described above.

     2.  Term of Employment.
         ------------------

         The term of Executive's employment under this Agreement will commence as of the date hereof (the "Effective Date") and shall end on the third anniversary hereof unless sooner terminated pursuant to Section 7 or 8 of this Agreement; provided that this Agreement shall automatically be renewed on the same terms for successive one-year terms (the initial three-year Term and, if the period of employment is so renewed such additional period(s) of employment are collectively referred to herein as the "Term") unless terminated by written notice given by either party to the other at least 90 days prior to the end of the applicable Term.

     3.  Compensation and Benefits.
         -------------------------

         (a) As full compensation for all services to be rendered pursuant to this Agreement, commencing March 1, 1994, the Company agrees to pay Executive during the Term a base salary at an annual rate of $100,000, payable in such installments as is the policy of the Company with respect to executive employees of the Company (the "Salary"). The Salary shall be increased to $125,000 per annum upon the closing of a sale or sales of the Company's securities pursuant to private placements or pursuant to registration statements filed under the Securities Act of 1933, as amended, with, and declared effective by, the Securities and Exchange Commission, in either case, with an aggregate offering price per share of at least $.50, as adjusted for stock splits, stock dividends, recapitalizations and other similar transactions, and with aggregate net proceeds to the Company of not less than $700,000. The Salary shall be increased to $165,000 per annum upon the earlier to occur of (i) the Company having achieved a positive net income (net of development revenues and excluding any extraordinary items of income and loss) for any calendar quarter as determined in accordance with generally accepted accounting principles or (ii) the closing of a sale or sales of the Company's securities pursuant to private placements or pursuant to registration statements filed under the Securities Act of 1933, as amended, with, and declared effective by, the Securities and Exchange Commission, in either case, with an aggregate offering price per share of at least $1.50, as adjusted for stock splits, stock dividends, recapitalizations and other similar transactions, and with aggregate net proceeds to the Company of not less than $1,000,000.

         (b) Executive will be entitled to bonuses for each fiscal year of the Company during the Term if the Company achieves certain financial and other benchmarks which the Company and Executive will endeavor to establish each fiscal year. In addition, Executive may receive bonuses on such dates, in such amounts and on such other terms as may be determined by the Board in its sole discretion.

         (c) In order to reimburse Executive for the expenses associated with his relocation in connection with his employment by the Company ("Relocation Expenses"), the Company shall pay to Executive a one-time non-accountable expense allowance of $30,000 out of which Executive will pay all such Relocation Expenses. Payment of Relocation Expenses shall be made at such times and in such installments as may be determined by the Board of Directors in consultation with Executive, but in any event, no later than June 30, 1994, subject to extension by Executive in his sole discretion.

         (d) The Company shall pay or reimburse Executive for all reasonable expenses, other than Relocation Expenses as defined above, actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it reasonably may require.

         (e) Executive shall be eligible under any incentive plan, stock option plan, stock award plan, bonus, participation or extra compensation plan, pension, group insurance or other so-called "fringe" benefits, if any, which the Company generally provides for its executives.

         (f) The Company shall provide to Executive, at the Company's expense, medical insurance with coverage reasonably satisfactory to Executive and the Company.

         (g) The Company will obtain, at the Company's expense, $1 million of life insurance, and disability insurance, covering Executive and naming Executive's spouse as beneficiary, with coverage reasonably satisfactory to Executive and the Company. In the event that the Company obtains group life and/or disability insurance covering its executives generally, the insurance provided to Executive hereunder may be provided by the Company under such group plans.

         (h) Executive shall be entitled to vacation time of 15 days per year taken, subject to fulfillment of his duties hereunder, in accordance with the vacation policy of the Company, and three personal days per year, during the Term.

     4.  Confidentiality.
         ---------------

         (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than (i) as is reasonably required in the regular course of his duties, including disclosures to the Company's advisors and consultants, (ii) as required by law

(in which case Executive shall give the Company prior written notice of such required disclosure) or (iii) with the prior written consent of the Board of Directors), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of services hereunder, relating to the Company or any of its subsidiaries, any client, investor, corporate partner, or joint venturer of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by the Company or its subsidiaries or, to the knowledge of Executive, by any of the other persons or entities listed above, or in which the Company or any of its subsidiaries or, to the knowledge of Executive, any of the other persons or entities listed above, has a beneficial interest. Such confidential information shall include, but shall not be limited to, business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which becomes publicly available other than pursuant to a breach of this Section 4 by Executive.

         (b) All information and documents relating to the Company and its affiliates as hereinabove described shall be the exclusive property of the Company and upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

     5.  Non-Competition.
         ---------------

         Executive agrees that during the Term of his employment by the Company and (i) in the event Executive's employment is terminated pursuant to Section 7(a)(2) hereof, during the Severance Period (as defined in such Section); provided that the Company makes the payments to Executive described in such Section or (ii) in the event Executive's employment is terminated for Cause pursuant to Section 7(a)(1), or Executive terminates his employment for any reason other than those set forth in Section 8 hereof, during the period of one year following the termination of Executive's employment hereunder, (in any case, the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with (collectively, a "Relationship"), any business which is engaged in development and commercialization of any technologies or products which are competitive with any technologies or products designed, marketed, licensed or sold by the Company or any of its subsidiaries, in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being, had been or was actually planned to be, conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company and; provided, further, that Executive shall not be prohibited from having a Relationship (after termination of Executive's employment) with any subsidiary or division of any entity which does not engage or propose to engage in any of the activities from which Executive is precluded as set forth above, notwithstanding that subsidiaries or divisions of such entity may be engaged in such activities (subject to Executive's continued compliance with his confidentiality obligations contained in Section 4). In addition, Executive shall not, directly or indirectly, during the Non-Competitive Period, request or cause any suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee (or former employee) of the Company.

     6.  Injunction and Enforceability of Covenants.
         ------------------------------------------

         (a) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4, 5 or 9 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

         (b) If any of the covenants contained in Section 4, 5 or 9 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

         (c) If any of the covenants contained in Section 4, 5 or 9 hereof, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

         (d) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 4, 5 and 9 hereof upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

         (e) The existence of any claim or cause of action by Executive against the Company or any Affiliate of the Company shall not constitute a defense to the enforcement by the Company of the covenants contained in Sections 4, 5 and 9 hereof, but such claim or cause of action shall be litigated separately.

     7.  Termination by the Company.
         --------------------------

         (a) The Company may terminate this Agreement upon written notice to Executive if any one or more of the following shall occur:

             (1) Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term "Cause" means
(a) the willful and continual neglect by Executive of his duties or obligations hereunder (other than breaches of the covenants set forth in Sections 4, 5 and 9 hereof which events are governed by clause (f) below); provided such neglect remains uncured for a period of 30 days after written notice describing the same is given to the Executive; provided, that isolated or insubstantial failures shall not constitute Cause hereunder, (b) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries, (c) Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred, (d) any attempt by Executive to improperly secure any personal profit in connection with the business of the Company or any of its subsidiaries, (e) chronic alcoholism or drug addiction or
(f) any breach by Executive of the terms of Section 4, 5 or 9 of this Agreement; provided such breach continues uncured for 10 days after written notice of such
- --------
breach is given by the Company to Executive

             (2) The Board of Directors shall determine that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute Cause (as defined above) (and other than disability or death) upon thirty (30) days' prior written notice to Executive.

         In the event that Executive's employment is terminated by the Company at any time (other than at the end of any Term) under this paragraph 7(a)(2), the Company shall pay Executive for a period equal to the shorter of (i) nine months or (ii) the remainder of the then current Term (such period being hereinafter referred to as the "Severance Period"), his Salary at the then current rate, payable in such installments as the Company customarily pays Executive, which amount shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 3(d) hereof), and (ii) continue to allow Executive to participate, at the Company's expense, in the Company's health insurance and disability insurance programs, if any, to the extent permitted under such programs, during the Severance Period.

         (b) Executive's employment shall terminate upon:

             (1) Executive's death during the Term; provided, however, that
                                                    --------  -------
Executive'slegal representatives shall be entitled to receive his Salary through the last day of the month in which his death occurs.

             (2) Executive shall become physically or mentally disabled so that he is unable substantially to perform his services hereunder for (a) a period of 60 consecutive days, or (b) for shorter periods aggregating 120 days during any twelve-month period during the Term. Notwithstanding such disability the Company shall continue to pay Executive his Salary through the date of such termination.

         (c) Upon any termination of Executive's employment hereunder for any reason, with or without Cause, whether by the Company or by Executive, Executive shall be deemed to have resigned from all positions as an officer and/or director of the Company and any of its subsidiaries.

         (d) All determinations of Cause, termination or nonrenewal pursuant to
Section 2 hereof or this Section 7 shall be made by the vote of a majority of the entire Board of Directors.

     8.  Termination by Executive.
         ------------------------

         Executive may terminate this Agreement on written notice to the Company if any one or more of the following shall occur:

             (1) a material breach of the terms of this Agreement by the Company and such breach continues uncured for 30 days after written notice of such breach is first given;

             (2) a material breach by the Company of any other material agreement with Executive and such breach continues for 30 days after written notice of such breach is first given.

     9.  Inventions Discovered by Executive.
         ----------------------------------

         Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable, whether or not copyrightable, in the Company's Field of Interest (collectively, "Inventions") made, conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing service hereunder. Executive hereby assigns to the Company all of his right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents and copyrights in any and all countries on such Inventions. Executive hereby irrevocably designates the

Counsel to the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 9 shall survive the termination of this Agreement.

     10.  Indemnification.
          ---------------

          The Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

     11.  Stock Purchase Option and Stock Purchase.
          ----------------------------------------

          In connection with Executive's employment hereunder, Executive shall be entitled to purchase shares of Common Stock of the Company upon the terms and subject to the conditions set forth in the Stock Option Agreements attached hereto as Exhibit A, and the Stock Purchase Agreement attached hereto as
          ---------
Exhibit B.
- ---------

     12.  Representations and Agreements of Executive.
          -------------------------------------------

          (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

          (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, if the Company so desires, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

     13.  Definitions.
          -----------

          As used herein, the following terms have the following meanings:

          (1) "Affiliate" means and includes any person, corporation or other entity controlling, controlled by or under common control with the corporation in question.

          (2) "Company's Field of Interest" means the businesses of the Company as described in the Business Plan, and as determined from time to time by the Board of Directors and in subsequent disclosures during the Executive's employment hereunder.

     14.  Arbitration.
          -----------

          Any controversy or claim arising out of or relating to this Agreement or the breach thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5 and 9 hereof, and the Company's pursuit of the remedies described in Section 6 hereof in connection therewith) shall be settled by arbitration in the City of New York, in accordance with the rules then existing of the American Arbitration Association (three arbitrators), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall be free to pursue any remedy before the arbitration tribunal that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrators shall be final and binding.

     15.  Notices.
          -------

          All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

          If to the Company:

          Advanced Communication Technologies, Inc.
          11112 South Halsted
          Chicago, Illinois 60628
          Attention:  J. Gerard Aguilar
          Telephone:  (312) 928-1004
          Fax:        (312) 928-7010

          If to Executive:

          Michael Goldstein
          44 Park Place
          Brooklyn, New York  11217
          Telephone:  (718) 230-8110
          Fax:        (718) 230-3057

     16.  General.
          -------

          (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

          (b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          (c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

          (d) This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                        ADVANCED COMMUNICATION TECHNOLOGIES, INC.

                        By:  /s/ J. Gerard Aguilar
                            ---------------------------------------

                             /s/ Michael Goldstein
                             --------------------------------------
                                                 Michael Goldstein

                         [Letterhead of Voxware, Inc.]


                                                July 18, 1995



Mr. Michael Goldstein
c/o Voxware, Inc.
172 Tamarack Circle
Skillman, New Jersey 08558


Dear Michael:

        This letter sets forth certain agreements and understandings between you and Voxware, Inc. (the "Company") regarding the terms of your Employment Agreement, dated as of January 3, 1994 (the "Employment Agreement").

        Paragraph 3(a) of the Employment Agreement is amended by deleting the second and third sentences thereof (the "Deleted Sentences") relating to increases in the Salary (as defined in the Employment Agreement) in their entirety, and replacing the Deleted Sentences with the following:

         "The Salary will be increased to $117,500 per annum commencing on and as of June 1, 1995. At or around the beginning of each fiscal year of the Company, the Board of Directors in consultation with Executive will establish financial and other objectives for the Company in order to measure Executive's performance in the fiscal year. The Salary will be subject to increase in each fiscal year in a manner determined by the Board of Directors in consultation with the Executive based on the Company meeting such objectives."

You hereby waive any rights which you may have had under the Deleted Sentences or otherwise to any increase in the Salary from $100,000 except as set forth in the Employment Agreement amended as set forth above.

        Section 7 of the Employment Agreement is amended by (i) deleting the second paragraph of Paragraph 7(a)(2) in its entirety and (ii) inserting a new Paragraph 7(e) which shall read in its entirety as follows:

Michael Goldstein
July 18, 1995
Page 2



                       "(e)  In the event that Executive's employment is
                   terminated by the Company at any time under paragraph 7(a)(2) above or at the end of any Term solely due to the Company's determination not to renew this agreement at the end of the Term under paragraph 2 above, the Company (i) shall pay Executive for a period of nine months following the date of termination of employment (such period being hereinafter referred to as the "Severance Period") his Salary at the then current rate, payable in such installments as the Company customarily pays Executive, which amount shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to
                   Section 3(d) hereof), and (ii) continue to allow Executive to participate during the Severance Period, at the Company's expense (except to the extent that Executive shared such expense prior to termination of employment), in the Company's health insurance and disability insurance programs, if any, to the extent permitted under such programs. Any payments received by Executive during the Severance Period from employment with another employer or from any consulting position taken (including, without limitation, salaries, fees, commissions and bonuses) shall reduce, but not below zero, the amount payable by the Company to Executive pursuant to this paragraph 7(e); provided, that, in no event shall Executive be required to return to the Company any amounts previously paid to Executive pursuant to this paragraph 7(e)."


                   In return for you agreement to the foregoing changes to the Employment Agreement, the Company will grant you, subject to stockholder approval of the amendment to the Company's 1994 Stock Option Plan (the "Plan") to increase the number of shares reserved for issuance upon the exercise of options granted under the Plan, incentive stock options (the "Options") under the Plan to purchase an aggregate of 40,000 shares of the Company's Common Stock. The Options will have terms and conditions (including an exercise price, vesting provisions and an expiration date) set forth in the Plan and an option agreement to be executed in the form attached hereto as Exhibit A.
                                                        ---------

Michael Goldstein
July 18, 1995
Page 3

          The terms and conditions of the Employment Agreement, as amended hereby, remain in full force and effect, and are hereby confirmed and ratified in all respects.

          If the foregoing correctly sets forth your understanding of the agreement between you and the Company relating to the Employment Agreement and the matters set forth herein, please sign below and return an originally executed copy of this letter to the Company.

                                               Very truly yours,

                                               VOXWARE, INC.

                                               By:  /s/ Kenneth H. Traub
                                                  ----------------------------
                                                        Kenneth H. Traub
                                                        Executive Vice President

ACKNOWLEDGED AND ACCEPTED AS OF
THE 23RD DAY OF JULY, 1995:

/s/ Michael Goldstein
- ---------------------------------
    Michael Goldstein